EXHIBIT 99.1

HEXION AND HUNTSMAN PREPARED TO COMPLETE PENDING MERGER;
CREDIT SUISSE AND DEUTSCHE BANK REFUSE TO FUND TODAY

COLUMBUS, Ohio – (October 28, 2008) – Hexion Specialty Chemicals, Inc. announced today that late last night Hexion received correspondence from counsel to affiliates of Credit Suisse and Deutsche Bank stating that the banks do not believe that the solvency opinion of American Appraisal Associates and the solvency certificate of Huntsman Corporation’s (NYSE:HUN) Chief Financial Officer meet the condition of the commitment letter, and stated that as a result the banks do not plan to fund the proposed closing of the merger scheduled for this morning. Accordingly, Hexion does not expect the merger to close today.

Hexion strongly disagrees with the banks’ position and has advised them of their obligation to fulfill the financing commitment for the merger. While Hexion intends to meet and work with the banks today to try to complete the merger, if the banks do not fund their commitment, Hexion will vigorously enforce all of its contractual rights.

About Hexion Specialty Chemicals

Based in Columbus, Ohio, Hexion Specialty Chemicals serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Hexion Specialty Chemicals is controlled by an affiliate of Apollo Management, L.P.  Additional information is available at www.hexion.com.

Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the management of Hexion Specialty Chemicals, Inc. (which may be referred to as “Hexion,” “we,” “us,” “our” or the “Company”) may from time to time make oral forward-looking statements. Forward looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” or similar expressions. Forward-looking statements reflect our current views about future events and are based on currently available financial, economic and competitive data and on our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our markets, services, prices and other factors as discussed in our 2007 Annual Report on Form 10-K, and our other filings, with the Securities and Exchange Commission (SEC). Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: our pending merger with Huntsman Corporation, including the related pending litigation; economic factors such as an interruption in the supply of or increased pricing of raw materials due to natural disasters; competitive factors such as pricing actions by our competitors that could affect our operating margins; and regulatory factors such as changes in governmental regulations involving our products that lead to environmental and legal matters as described in our 2007 Annual Report on Form 10-K, and our other filings, with the SEC.

Hexion Specialty Chemicals Contacts:

Investors
John Kompa
Director, Investor Relations
Hexion Specialty Chemicals, Inc.
+1 (614) 225-2223
john.kompa@hexion.com

Media Contacts
Sard Verbinnen & Co
Anna Cordasco/Jonathan Gasthalter
(212) 687-8080

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